Exhibit 10.1

Rush Enterprises, Inc.

2006 Non-Employee Director Stock Plan
Restricted Stock Unit Award Agreement

[                                   ]
Director

Date of Award:
Number of Restricted Stock Units:
Expiration Date:	10 years from the Date of Award
Settlement Date:	Settlement will occur when specified under the Rush Enterprises, Inc. Deferred Compensation Plan

1.           Grant of RSU Award. Rush Enterprises, Inc. (the “Company”), pursuant to the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan (the “Plan”), hereby awards to you, the above-named Director, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units set forth above (the “RSUs”), on the terms and conditions set forth in this Agreement. All of the RSUs will be subject to the prohibition on the transfer of the RSUs set forth in Section 3 of this Agreement. The RSUs will be evidenced by entries in a bookkeeping ledger account that reflect the number of RSUs credited under the Plan for your benefit.

2.           Effect of the Plan. The RSUs awarded to you are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Board of Directors of the Company or any committee thereof pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without your consent, so long as such amendment, modification, restatement or supplement does not materially reduce the rights and benefits available to you hereunder, and this Award will be subject, without further action by the Company or you, to such amendment, modification, restatement or supplement unless provided otherwise therein. The Company further reserves the right to amend, modify, restate, supplement or terminate the Plan and this Agreement without your consent in order to comply with any applicable law, regulation, or Company policy, including any law, regulation, or policy that could require forfeiture of this Award, repayment of any amounts paid pursuant to this Award, or cancellation of any stock issued pursuant to this Award. Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Plan.

3.           Transfer Restrictions. You hereby accept the Award of the RSUs and agree that unless otherwise determined by the Board of Directors of the Company and provided in this Agreement or the Plan, the RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of decent and distribution. The provisions of this Agreement will be binding upon and enforceable against any permitted transferee of the RSUs.

4.           Settlement of RSUs.  The Company will issue you one share of Common Stock, less applicable withholding, in exchange for each RSU that is awarded to you under this Agreement. Settlement of each RSU will occur on the date provided for under the Rush Enterprises, Inc. Deferred Compensation Plan. Following settlement of each RSU, you will have no further rights with respect to such RSU.

5.           Tax Withholding. To the extent that the receipt of the RSUs or the Agreement, the vesting of the RSUs or a distribution under the Agreement results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any payment due under the Agreement or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the NASDAQ Composite Transactions.

You acknowledge that the tax consequences associated with the Award are complex and that the Company has urged you to review with your own tax advisors the federal, state, and local tax consequences of this Award. You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this Agreement.

6.           Sale of Securities. Any shares of the Company’s Common Stock awarded hereunder may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws or any provisions of the Company’s Insider Trading Policy. You agree that (a) the Company may refuse to cause the transfer of such shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.

7.           Community Interest of Spouse. The community interest, if any, of your spouse in any of the RSUs shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement.

8.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.

[signatures on following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and you have executed this Agreement, all as of the date first above written.

RUSH ENTERPRISES, INC.

W.M. “Rusty” Rush, Chief Executive Officer and President

YOU ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS AGREEMENT OR THE PLAN CONFERS UPON YOU ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF SERVICE TO THE COMPANY. You acknowledge receipt of a copy of the Plan, represent that you are familiar with the terms and provisions thereof, and hereby accept the RSU Award subject to all of the terms and provisions hereof and thereof. You have reviewed this Agreement and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understand all provisions of this Agreement and the Plan.

DATED:	SIGNED:
DIRECTOR

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